Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form F-10A of InterOil Corporation of our report dated March 27, 2009 relating to the financial statements as of December 31, 2008, 2007 and 2006 and for each of the years in the three year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which appears in the Annual Report to Shareholders, which is Exhibit 2 to the Form 40-F of InterOil Corporation, dated March 27, 2009.
We also consent to the reference to our firm under the heading “Auditors, Transfer Agent and Registrar” in the prospectus.
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Melbourne, Australia
April 17, 2009